As filed with the Securities and Exchange Commission on December 12, 2002.

Registration No. 333-46308

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cherokee International Corporation, as successor to
Cherokee International, LLC
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-4745032 (IRS Employer Identification No.)

2841 Dow Avenue
Tustin, CA 92780
Telephone: (714) 544-6665
(Address, Including Zip Code, of Principal Executive Offices)

1999 Unit Option Plan
1999 Unit Purchase Plan
(Full Title of the Plan)

R. Van Ness Holland, Jr.
Chief Financial Officer
2841 Dow Avenue
Tustin, CA 92780
Telephone: (714) 544-6665
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Jeffrey H. Cohen, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, 34th Floor
Los Angeles, CA 90071
(213) 687-5000

DEREGISTRATION OF SECURITIES

        This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-46308) (the "Registration Statement") of Cherokee International, LLC, a California limited liability company (the "Company"), pertaining to the Class B Non-Voting Units of the Company, which was filed with the Securities and Exchange Commission and became effective on September 21, 2000. On November 26, 2002, the Company and Cherokee International Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("Cherokee Corp."), entered into an Agreement and Plan of Merger pursuant to which the Company merged with and into Cherokee Corp., with Cherokee Corp. as the surviving corporation (the "Merger"). The Merger became effective on November 26, 2002 upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

        As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, as successor to the Company, Cherokee Corp. hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on December 11, 2002.

CHEROKEE INTERNATIONAL CORPORATION
By:	/s/ JEFFREY M. FRANK
Name: Jeffrey M. Frank
Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Van Ness Holland, Jr. and Jeffrey M. Frank, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE
/s/ JEFFREY M. FRANK Jeffrey M. Frank	President and Chief Executive Officer, member of Board of Directors (Principal Executive Officer)	December 12, 2002
/s/ R. VAN NESS HOLLAND, JR. R. Van Ness Holland, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	December 12, 2002
/s/ GANPAT I. PATEL Ganpat I. Patel	Chairman and member of Board of Directors	December 12, 2002
/s/ IAN A. SCHAPIRO Ian A. Schapiro	Member of Board of Directors	December 12, 2002
/s/ TONY BLOOM Tony Bloom	Member of Board of Directors	December 12, 2002
/s/ CHRISTOPHER S. BROTHERS Christopher S. Brothers	Member of Board of Directors	December 12, 2002
/s/ ROBERT A. HAMWEE Robert A. Hamwee	Member of Board of Directors	December 12, 2002